Exhibit 5.1

March 17, 2015

Flowserve Corporation

5215 N. O’Connor Blvd., Suite 2300

Irving, Texas 75039

Ladies and Gentlemen:

We have acted as counsel to Flowserve Corporation, a New York corporation (the “Company”), Flowserve Holdings, Inc., a Delaware corporation, Flowserve international, Inc., a Delaware corporation, Flowserve Management Company, a Delaware statutory trust, and Flowserve US Inc., a Delaware corporation (Flowserve Holdings, Inc., Flowserve International, Inc., Flowserve Management Company and Flowserve US Inc., collectively, the “Guarantors”), with respect to certain legal matters in connection with the offering and issuance of €500,000,000 principal amount of the Company’s 1.250% Senior Notes due 2022 (the “Notes”), and the guarantees thereof by the Guarantors (the “Guarantees” and together with the Notes, the “Securities”). The Securities were issued under that certain Indenture (the “Indenture”), entered into by and between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”) (filed as Exhibit 4.1 to the Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on September 11, 20 12), as supplemented by that certain Third Supplemental Indenture (the “Third Supplemental Indenture”), entered into by and among the Company, the Guarantors, as guarantors, and the Trustee (filed as Exhibit 4.2 to the Form 8-K filed with the SEC on March 17, 2015).

The Securities were offered and sold by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-3ASR filed with the SEC on August 30, 2012 (File No. 333-183634), as supplemented by that certain prospectus supplement dated March 10, 2015 (the “Prospectus Supplement”).

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation and bylaws, certificate of trust and declaration of trust, or similar organizational documents, as applicable, of the Company and each of the Guarantors (each as has been amended to date), (ii) the Registration Statement and all exhibits thereto, (iii) the Prospectus Supplement, (iv) the minutes, records and resolutions of the proceedings of the Company and the Guarantors with respect to the filing of the Registration Statement and the issuance of the Securities, (v) the Indenture, (vi) the Third Supplemental Indenture, (vii) the form of global note representing the Notes and (viii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deem reasonably necessary or appropriate, upon the representations and warranties of the Company and the Guarantors contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company and the Guarantors and upon certificates of public officials.

The opinions set forth below are subject to the following qualifications and exceptions:

(a) The opinions expressed herein are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy and (v) concepts of comity.

(b) The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Statutory Trust Act. The Indenture, the Third Supplemental Indenture, the Notes and the Guarantees are governed by the laws of the State of New York.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that when (a) the Securities have been duly established in conformity with the Indenture and the Third Supplemental Indenture and duly authenticated by the Trustee and (b) such Securities have been duly executed and delivered against payment therefor in accordance with the Indenture and the Third Supplemental Indenture and issued and sold as contemplated in the Registration Statement and the Prospectus Supplement, (i) the Notes will constitute valid and binding obligations of the Company and (ii) each Guarantor’s Guarantee will constitute the valid and binding obligation of such Guarantor as to the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K dated March 17, 2015 and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ BAKER & McKENZIE LLP

BAKER & McKENZIE LLP